Exhibit 10.6

PRIVATE & CONFIDENTIAL

Non-Disclosure Agreement

ADVANCED BIOMED INC. (hereinafter referred to as “Party A”) and Unimold Technology Inc. (hereinafter referred to as “Party B”), both parties have commissioned processing and [ ] for injection molding mold kernels required for [ ] Injection Molding Foundry "Establishment of Contract Manufacturing Program (hereinafter referred to as the Project), in order to ensure the confidentiality of information related to this Project and maintain the inherent rights and interests of both parties, the two parties agree to conclude." The confidentiality agreement (hereinafter referred to as this Agreement) stipulates the following terms to ensure that both parties can abide by it together.

I. Definition

1.	One of the parties disclosing information for the purposes of the Project is referred to as the "Disclosing Party"; One of the parties to whom the information is received is called the "Recipient".

2.	For the purposes of this Agreement, "Confidential Information" refers to all tangible or intangible expressions (including but not limited to oral, written messages, writing, notes, drawings, models, e-mails, computer programs, audio-visual content, electromagnetic recordings and vehicles), information or materials of a technical, commercial, non-technical or other nature that are not disclosed by the disclosing party ( Including but not limited to patent rights, copyrights, trademark rights, technology, inventions, research records or achievements, financial, personnel, procurement, sales or customer information of the disclosing party or its shareholders now or in the future, products, products, etc. Information relating to or derived from the foregoing, including original or copies of analyses, research reports, compilations and other documents produced by the disclosing party or its agents (e.g. lawyers, accountants and financial advisors) or on behalf of the disclosing party that contain or reflect such confidential information or those who have commented on it.

3.	When the "Confidential Information" referred to in the preceding paragraph is disclosed in the form of a tangible object, the disclosing party shall mark the object as "Confidential" or "confidential". If there is no such indication or inability to indicate the information (e.g., dictation, viewing, hearing), the disclosing party shall declare that the disclosure is "confidential" at the time of disclosure, and shall submit the disclosed confidential information to the recipient for confirmation within ten days from the day following the date of disclosure, and submit it to the recipient for confirmation after adding the foregoing confidential marking.

4.	For the purposes of this Agreement, "disclosure" means the disclosure of confidential information by:

(1) Written;

(2) email;

(3) delivered together with other projects;

(4) Access at the behest of the disclosing party (e.g. access to confidential information in the database, including but not limited to watching, hearing or reading);

(5) Verbal disclosure, audio or video broadcast, or delivery to the recipient for viewing, knowledge or possession.

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II.	Confidentiality Obligations

1.	The Recipient shall use the Confidential Information only for the purposes of the Program or the original disclosure, and shall take such reasonable steps as may be necessary to process, keep and use the Disclosing Party's Confidential Information with the same care as it does with its own Confidential Information to protect the confidentiality of confidential information from improper disclosure, disclosure, misappropriation or dissemination.

2.	The Recipient agrees that its employees will only know or use the Confidential Information only to those who do not know or use it in their duties, and the Recipient shall enter into a confidentiality contract with the employee that is substantially the same as the content of this Agreement.

3.	If the Recipient needs to deliver or inform a third party of confidential information due to the performance of the work within the scope of the agreed purpose, it shall obtain the prior written consent of the disclosing party and shall sign a confidentiality contract with the third party that is substantially the same as the content of this agreement.

4.	Except as otherwise provided in this Agreement or with the prior written consent of the Disclosing Party, any information, content, plans, meetings, meetings, or negotiations regarding any consultations, discussions, or negotiations relating to the Program or the Confidential Information, in whole or in part, in respect of the Disclosing Party's Confidential Information, the Recipient shall keep the confidentiality of the existence and content of and in accordance with the provisions of this Agreement, and shall not provide or disclose it to the media, the public, institutions, trade names, or a third person other than a group, corporation or a party other than both parties to know, possess or use.

III.	Exclusions to Confidentiality Obligations

The Recipient shall not be liable for the confidentiality of the Confidential Information as defined in this Agreement if:

1.	It has been disclosed as a well-known document or information and the disclosure of such information is not caused by the recipient's negligence or violation of the provisions of this Agreement.

2.	Documents or information was known or held by the Recipient in a lawful manner.

3.	The Recipient obtains or knows from a third party who provides or discloses the information from other lawful sources by lawful means.

4.	Documents or information that the recipient proves to be independently developed on the basis of confidential information provided by the disclosing party.

5.	The disclosing party agrees in writing.

6.	Those who provide or disclose it based on the provisions of the law, the order of the court or the order of the government. However, the provision or disclosure of such provisions shall be limited to the scope of the law or the order of a court or government agency, and the situation shall be notified in writing to the disclosure in advance before it does not violate the relevant laws or orders.

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IV.	Obligation to return or destroy data

1.	The Recipient shall, within ten days after termination or rescission of this Agreement or the day following the written notice from the Recipient, return to the Disclosing Party all confidential information delivered by the Disclosing Party, as well as all originals, copies, photocopies thereof and copies thereof, including without limitation, tangible or intangible objects of any finished products, templates, documents, diskettes, diskettes, CDs, e-mails, electromagnetic records, reports, abstracts, excerpts, text exchanges, audio tapes, videotapes, notes, drawings, models, specifications, compilation files, computer programs and other media presentation or preservation of Confidential Information).

2.	If the information cannot be returned (including but not limited to electromagnetic records such as software programs installed on the hardware device), the recipient shall immediately delete and destroy it.

V.	The meaning of not authorized

1.	The Recipient acknowledges and respects that the Confidential Information disclosed or provided by the Disclosing Party, or the Confidential Information of the Disclosing Party known or held by the Recipient through negotiation or partnership, is the property of the Disclosing Party or the original owner of the Confidential Information, and is not the property of the Recipient.

2.	The disclosure, provision, knowledge, possession and use of confidential information shall be in accordance with the provisions of this Agreement, unless otherwise agreed by both parties, and the parties shall not transfer the rights and obligations of this Agreement to a third party without the written consent of the other party.

3.	Unless otherwise agreed by the parties, the Disclosing Party shall not be deemed to have consented to authorize or transfer part or all of the rights in the Confidential Information to the Recipient; or the Recipient obtains any authorization or other legal right as a result of the receipt, knowledge, possession or use of the Confidential Information.

4.	Unless otherwise agreed by the parties, this Agreement does not represent an obligation between the parties to purchase, sell, license or transfer products, services or technology, nor does it create an agency or partnership.

VI.	Validity, Modification and Duration of the Agreement

1.	The term of this Agreement shall be from the time the Parties sign this Agreement to the end of the relationship between the Parties.

2.	After the termination or cancellation of this Agreement, the Recipient shall not be exempted in advance from its confidentiality obligation to know and hold confidential information during the effective period of this Agreement, and the Recipient shall continue to perform its confidentiality obligations until three after the termination or cancellation of this Agreement.

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3.	If a part of this Agreement is deemed invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision shall not affect the other provisions of this Agreement. The foregoing invalid, illegal or unenforceable provisions shall be deemed not to have been included in this Agreement from the beginning.

4.	The signing of this Agreement supersedes any prior oral or written agreement between the parties relating to this Agreement. Any subsequent additions, deletions or modifications to the terms of this Agreement must be in writing and shall be effective after being signed by both parties.

5.	During the litigation arising from this Agreement, except for the disputed part, the parties shall still abide by and perform the other parts of this Agreement.

VII.	Breach of the Agreement

1.	Unless otherwise agreed by both parties, if either party violates this Agreement (such as non-performance or performance in a manner not in accordance with this Agreement), the other Party shall notify the violating Party of the breach or obligation to make corrections. If the correct notice is not made within 10 days after the arrival of the written notice, the other party may, without notice, within 20 days after the period of correction has elapsed Terminate this Agreement directly by written notice to the breaching party.

2.	The Disclosing Party shall ensure that the source of the Confidential Information is lawful and does not infringe the rights of any third party or breach the confidentiality obligation to the third party, and that the Disclosing Party shall bear the losses and additional expenses incurred by the Recipient in the event of infringement and damage to the Recipient.

3.	During the term of this Agreement and for a period of two years after the termination or termination of this Agreement, neither Party shall directly or indirectly employ employees of the other Party or its subsidiaries or employees who have been separated for less than two years without the written consent of the other Party.

4.	If the other party suffers damage due to the breaching party's violation of the provisions of this agreement, the breaching party shall be liable for the damages, lost benefits and reasonable expenses (including but not limited to attorney's fees and other expenses incurred in asserting rights) suffered by the other party. If the breaching party thus derives any benefit, the breaching party shall return all the benefits to the other party as part of the damages.

VIII.	Governing Law and Court of Jurisdiction

1.	If any dispute arises from this Agreement, the two parties shall negotiate and resolve it in accordance with the principle of good faith.

2.	The interpretation, validity and other matters not specified in this Agreement shall be governed by the laws of the Republic of China.

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3.	In connection with the dispute arising out of this Agreement, the parties agree that the Tainan District Court of Taiwan shall be the court of first instance.

IX.	This confidentiality agreement shall be executed in two copies by each party.

The above is the content of the confidentiality agreement followed by the signing page

The person who signed the agreement

Party A: ADVANCED BIOMED INC.

Representative: Yi Lu

Uniform number: [ ]

Address: No. 689-87, Xiaodong Road, Yongkang District, Tainan City

Phone: [ ]

Party B: Unimold Technology Inc.

Representative: Chairman: [ ]

Uniform number: [ ]

Address: No. 162, Zhengnan Third Road, Yongkang District, Tainan City

Phone: [ ]

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